Exhibit 19.1

AMENDED AND RESTATED
POLICY ON INSIDE INFORMATION AND INSIDER TRADING
OF
CALIBERCOS INC.

(Effective August 8, 2023)

1.    PURPOSE

In the course of your relationship with CaliberCos Inc. (the “Company”) or one or more of its subsidiaries, you may have access to information about the Company that is not generally available to the public. One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Insider trading occurs when a person uses material non-public information (also called “inside information”) about a company to make decisions to buy, sell, or otherwise trade the company’s securities (including common stock, debt securities, and stock options) or to provide that information (“tip”) to others outside the company. See Section 7 for further discussion of the terms “material,” “non-public,” and “inside” information.

Because of your relationship with the Company, you have certain responsibilities under the federal securities laws with respect to inside information. The purpose of this Policy on Inside Information and Insider Trading (this “Policy”) is to describe the Company’s policies regarding the protection of material non-public information and trading and tipping, as well as the expected standards of conduct each member of the Board of Directors of the Company (a “Director”), each person required to file reports under Section 16 (a “Section 16 officer”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regardless of whether that person has been classified by the Board of Directors of the Company as an executive officer, and each employee of the Company with respect to these highly sensitive matters. This Policy explains your obligations under the law and the Company’s policies. You should read this Policy carefully and comply with this Policy at all times.

2.    SCOPE

This Policy applies to every Director and Section 16 officer of the Company, to every employee of the Company, and to any family members who reside in the household of any such person. Therefore, all references to “you” in this Policy mean you as well as any family members who reside in your household.

Section 3 of this Policy prohibits trading in certain circumstances and applies to all Directors, Section 16 officers, and employees. Section 4 of this Policy imposes special additional restrictions and applies to all of the following:

•Directors,
•Section 16 officers, and
•“restricted employees,” which includes the personnel listed on Exhibit A, hereto.

Exhibit 19.1

From time to time, the Nominating and Corporate Governance Committee of the Board of Directors of the Company may designate others as restricted employees or make other changes in the classification of individuals as restricted employees, in each case upon written notice to them. The Company will maintain a list of all restricted employees, which will be updated from time to time after consultation with the Company’s Chief Financial Officer. The term “non-restricted employees” is defined to include all employees other than Section 16 officers and restricted employees.

From time to time, the Board of Directors may designate persons as Section 16 officers whether or not those persons have been designated as executive officers.

3.    POLICY FOR DIRECTORS, SECTION 16 OFFICERS, RESTRICTED EMPLOYEES, AND non‑RESTRICTED EMPLOYEES

3.1    Applicability.

This Section 3 applies to all Directors, Section 16 officers, and employees of the Company as well as any family members who reside in the household of any such person, unless otherwise stated herein.

3.2    General Policy Regarding Trading and Tipping.

3.2.1    You may not trade in securities of the Company (or any other entity, such as a customer, supplier, or possible acquisition target of the Company) at any time that you possess material non-public information about the Company (or about such other entity). This restriction applies both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material non-public information has been obtained. Because trades made in accordance with a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Trading Plan”) that has been previously approved in accordance with Section 5 are not really voluntary trades, the Company understands that a trade under such a Plan may actually be made at a time that you possess such material non-public information.

3.2.2    If you are a non-restricted employee, you may trade in securities of the Company at any time and without prior approvals provided that you are not in possession of material non-public information concerning the Company.

3.2.3    If you are a non-restricted employee and wish to enter into, amend, modify, or terminate a Rule 10b5-1 Trading Plan, you must follow the procedures set forth in Section 5.3 and are subject to the restrictions set forth in Section 5.2.

Exhibit 19.1

3.2.4    You may not convey (or “tip”) material non-public information regarding the Company (or any other entity, such as a customer, supplier, or possible acquisition target of the Company) to any other person. The concept of unlawful tipping includes passing on such information to friends, family members, or acquaintances. You may, of course, provide such information to other Company employees or representatives on a “need to know” basis in the course of performing your job with the Company.

3.2.5.    You may not engage in derivatives trading or hedging involving the Company’s securities or pledging or margining the Company’s common stock, which include trading in call or put options involving the Company’s securities as well as “short sales” of the Company’s securities. The Company prohibits these types of transactions involving the Company’s securities because of the complexity of reporting puts, calls, derivatives, and shorts as well as the difficulty of ensuring that these types of transactions are managed in accordance with applicable securities laws and the possibility of inadvertent violations of the securities laws or this Policy.

3.2.6    You must promptly report to the Company’s Chief Executive Officer, Chief Financial Officer, or legal department any trading in the Company’s securities by Company personnel or disclosure of material non-public information by Company personnel that you believe may violate this Policy or the securities laws of the United States.

3.2.7    As and when circumstances require, the Company’s Chief Financial Officer or legal department may implement additional restrictions (including “blackout periods” as discussed in Section 4.2) on non-restricted employees who are asked to work on sensitive projects or transactions, or who gain access to material non-public information in connection with a specific project or transaction.

3.3    Certain Securities Acquired Through Company Equity Plans.

3.3.1    Stock Options – All sales of securities acquired through the exercise of employee stock options granted by the Company are subject to this Policy. The exercise of employee stock options granted by the Company is exempt from this Policy if the exercise price and statutory tax withholdings are paid in cash or on a “net share basis” in which the Company withholds a portion of the shares underlying the options. This Policy, however, does apply in the case of a Broker-Assisted Cashless Exercise. A Broker-Assisted Cashless Exercise is the exercise of a stock option through a broker in which a portion of the exercised shares are sold into the market and the requisite amount of the sale proceeds are used to pay the exercise price, tax obligations, or both.

3.3.2    Restricted Stock or Restricted Stock Units – The prohibitions of this Policy do not apply to the deduction of shares by the Company to satisfy the statutory tax withholding liability upon the vesting or delivery of restricted stock or restricted stock units (“RSUs”).

Exhibit 19.1

3.3.3.    Gifts – Bona fide gifts are not subject to this Policy as long as (a) the gift is made to an established charity or (b) the recipient of the gift is subject to this Policy.

3.4    Safeguarding Material Non-Public Information.

3.4.1    Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal Company documents.

3.4.2    Before material information relating to the Company or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who are employed by or represent the Company who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature and conversations on mobile phones should be conducted with care. In addition, you should not transmit confidential information through the Internet, including social media sites, blogs, or online forums, or any electronic mail system that is not secure.

3.4.3    To ensure the Company’s confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside the Company. If you are contacted by the media or by an analyst seeking information about the Company or any of its subsidiaries and if you have not been expressly authorized by the Company’s Chief Executive Officer or Chief Financial Officer to provide information to the media or to analysts, you should refer the call to the Company’s Chief Financial Officer, or Chief Executive Officer.

4.    ADDITIONAL RESTRICTIONS FOR DIRECTORS, SECTION 16 OFFICERS, AND/or RESTRICTED EMPLOYEES

4.1    Applicability.

Except as specifically set forth below, this Section 4 applies to all Directors, Section 16 officers, and restricted employees as well as any family members who reside in the household of any of them.

4.2    Blackout Periods. To avoid improper conduct or the appearance of impropriety, Directors, Section 16 officers, and restricted employees are prohibited from trading in the Company’s securities and entering into, amending, or modifying Rule 10b5-1 Trading Plans during times when the Company is most likely to have (or is presumed to have) material non-public information available. These “blackout periods” (also called “trading freezes”) will be imposed because these persons generally have access to a range of financial and other sensitive information about the Company. These blackout periods may vary in length.

Exhibit 19.1

4.2.1    Quarterly Blackout Periods – Trading in the Company’s securities and entering into, amending, or modifying Rule 10b5-1 Trading Plans are prohibited during the period beginning on the fourteenth business day following the public release of the Company’s quarterly earnings for the Company’s preceding fiscal quarter and ending 72 hours after the public release of the Company’s quarterly earnings of the Company’s current fiscal quarter.

4.2.2    Rule 10b5-1 Trading Plan Blackout Periods for Directors and Section 16 Officers – If you are a Director or a Section 16 officer, you may not trade, even in accordance with a previously approved Rule 10b5-1 Trading Plan, commencing on the first day of the two-week period prior to an earnings announcement by the Company and continuing until 48 hours thereafter.

4.2.3    Other Blackout Periods – The Company, from time to time, may impose additional special blackout periods on Directors, Section 16 officers, and restricted employees as a result of significant unannounced corporate developments. If the Company imposes a special blackout period, it will notify the Directors, Section 16 officers, and restricted employees affected.

4.3    Trading Windows.

4.3.1    Quarterly Trading Windows – Generally, you may trade in the Company’s securities or enter into, amend, or modify a Rule 10b5-1 Trading Plan during the period beginning 48 hours after the public release of the Company’s quarterly and annual earnings and ending at the close of the market on the last day of the calendar month immediately preceding the Company’s next fiscal quarter end (the “trading window” or “open window”).

4.3.2    Exceptions

Except as set forth in Section 4.2.2 for Directors and Section 16 officers, trading windows are not applicable with respect to trading pursuant to a Rule 10b5-1 Trading Plan, provided you have obtained pre-clearance from the Company’s Chief Financial Officer or legal department that such trading plan would not violate this Policy.

4.3.3.    In certain very limited circumstances, the Company may waive the requirement that trades be made and Rule 10b5-1 Trading Plans be entered into, amended, or modified only during the trading window.

4.4    Restricted Employees. If you are a restricted employee, except for trades made in accordance with an existing Rule 10b5-1 Trading Plan, you may trade in securities of the Company only (a) during a trading window, subject to limited case-by-case waivers by the Company’s Chief Financial Officer or legal department and (b) after you have obtained pre-clearance from the Company’s Chief Financial Officer or Chief Executive Officer.

Exhibit 19.1

4.5    Directors and Section 16 Officers. If you are a Director or a Section 16 officer:

4.5.1    In an open window for transactions that will be completed in not less than two days following the placement of the order with the transacting broker (an “Immediate Trade”) provided that (a) the transaction is done through the broker selected by the Company for such transactions (the “Designated Broker,” currently E-Trade), and (b) all stock of the Company owned by such Director or Section 16 Officer and held in any account by the Designated Broker is treated by the Designated Broker as available for sale only during an open window, (c) the Director or Section 16 Officer will be responsible directly or through the broker to report, not later than the opening of market on the day following the transaction, the date of the transaction, the number of shares involved in the transaction, and the price per share of the shares involved in the transaction, and (d) the Director or Section 16 Officer must not possess any material non-public information regarding the Company at the time of the transaction.

4.5.2    In an open window for transactions that will be completed in not less than two days following the placement of the order with the transacting broker (an “Immediate Trade”) provided that (a) the Director or Section 16 Officer has requested and received an e-mail from either the Chief Financial Officer or Chief Executive Officer of the Company that the Company is in an open window for the sale of a designated number of shares, (b) the broker has agreed in writing to the Company that (i) it will not complete a transaction for the Director or Section 16 Officer until it has received a copy of the foregoing e-mail confirming that there is an open window and (ii) the broker will report the date of the transaction, the number of shares involved in the transaction, and the price per share of the shares involved in the transaction, (c) the Director or Section 16 Officer will be responsible directly or through the broker to report, not later than the opening of market on the day following the transaction, the date of the transaction, the number of shares involved in the transaction, and the price per share of the shares involved in the transaction, and (d) the Director or Section 16 Officer must not possess any material non-public information regarding the Company.

4.5.3    Through a Rule 10b5-1 Trading Plan (as described below in Section 5) that may be entered into (a) during an open window, subject to limited case-by-case waivers by the Company’s Chief Financial Officer after consultation with legal department and (b) after you have obtained pre-clearance of the Rule 10b5-1 Trading Plan from the Company’s Chief Financial Officer. The Company’s Chief Financial Officer and the Company’s legal department must obtain pre‑approval from the Company’s Chief Executive Officer for her or his own Rule 10b5-1 Trading Plan).

4.5.4    Pursuant to Section 4.2.2, you may not trade, even in accordance with a previously approved Rule 10b5-1 trading plan, commencing on the first day of the two-week period prior to an earnings announcement by the Company and continuing until 48 business hours thereafter.

Exhibit 19.1

5.    RULE 10B5-1 TRADING PLANS

5.1    If you are a Director, Section 16 officer, or employee (non-restricted or restricted) and you are not effecting an Immediate Trade as set forth in Section 4.5.1.1 above, you may (i) enter into, amend, or modify a Rule 10b5-1 Trading Plan at any time you are not in possession of material non-public information about the Company and (ii) enter into, amend, or modify a Rule 10b5-1 Trading Plan only after you have obtained pre‑clearance from the Company’s Chief Financial Officer or legal department that such Rule 10b5-1 Trading Plan would not violate this Policy (“pre-clearance”). Even if you receive pre-clearance, you may enter into, amend, or modify a Rule 10b5-1 Trading Plan only so long as you are not in possession of material non-public information about the Company. If you are a Director, Section 16 officer, or restricted employee, you are also subject to the provisions in Section 4 with respect to entering into, amending, or modifying a Rule 10b5-1 Trading Plan.

5.2    No trade shall be made pursuant to a Rule 10b5-1 Trading Plan by or on behalf of any Section 16 officer or employee (restricted or unrestricted) until (a) the date the Rule 10b5-1 Trading Plan (or any amendment or modification thereof) is cleared by the Company’s Chief Financial Officer or legal department (or the Company’s Chief Executive Officer for the Chief Financial Officer or legal department’s own Rule 10b5-1 Trading Plan) if such plan (or any amendment or modification thereof) is cleared by the Company’s Chief Financial Officer, legal department or Chief Executive Officer, as applicable, on a date that is during an “open window” (as defined in Section 4.3.1); or (b) the first day of the next open window if the Rule 10b5-1 Trading Plan (or any amendment or modification thereof) is cleared by the Company’s Chief Financial Officer, Chief Executive Officer, or legal department, as applicable, on a date that is not during an open window.

5.3    If you have a previously approved Rule 10b5-1 Trading Plan in place, the Company will not sign any request to amend or modify such plan following any date you cease being a Director, Section 16 officer, or employee, subject to limited case-by-case waivers by the Company’s Chief Financial Officer after consultation with the Company’s legal department. Keep in mind, however, you may not trade in the Company’s securities while in possession of material non-public information even after you are no longer are a Director, Section 16 officer, or employee.

5.4    You are prohibited from having more than one Rule 10b5-1 Trading Plan in effect at any time, subject to limited case-by-case waivers by the Company’s Chief Financial Officer after consultation with the Company’s legal department.

6.    PENALTIES FOR INSIDER TRADING VIOLATIONS

6.1    Penalties for trading on or communicating material non-public information can be severe; both for individuals involved in such unlawful conduct and their supervisors, may include prison sentences, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory at all times.

Exhibit 19.1

6.2    Trading on inside information is a crime. The seriousness of insider trading is reflected in the penalties that it carries. If an individual Director’s, Section 16 officer’s, or employee’s insider trading is found to be a willful violation of the insider trading rules promulgated by the Securities and Exchange Commission (the “SEC”), he or she may be penalized up to $5,000,000 (up to $25,000,000 for a non-natural person) and imprisoned for up to 20 years.

6.3    The SEC also has the authority to seek a civil monetary penalty of up to three times the amount of the profit gained or loss avoided as a result of an individual’s insider trading. The SEC may also impose control person liability on the Company for up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by insider trading. “Profit gained” or “loss avoided” is defined as the difference between the purchase or sale price of the security and its value as measured by the trading information. The SEC is authorized to pay a bounty to persons who provided the information leading to the imposition of such penalty. In addition to civil penalties, the SEC may seek other relief such as an injunction against future violations and disgorgement of profits resulting from illegal trading. Finally, private parties may bring actions against any person purchasing or selling a security while in the possession of material non-public information.

6.4    On occasion, it may be necessary for legitimate business reasons to disclose material non-public information to persons outside the Company. Such persons might include outside Company auditors and legal department, commercial bankers, investment bankers, and companies seeking to engage in a joint venture, a merger, a common investment, or other joint goal with the Company. In such circumstances, the information should not be conveyed until an express agreement has been reached to maintain the information in confidence, to provide that such information is not to be used for trading purposes, and to mandate that such may not be further disclosed other than for legitimate business reasons.

6.5    Any Director, Section 16 officer, or employee who violates the prohibitions against insider trading or knows of such violation by any other persons must report the violation immediately to the Company’s Chief Financial Officer or legal department. Upon learning of any such violations, the Company will determine whether it should publicly release any material non-public information or whether the Company should report the violation to the appropriate governmental authority.

6.6    The SEC, the Department of Justice, and the Financial Industry Regulatory Authority (“FINRA”) have committed large staffs, computer investigative techniques, and other resources to the detection and prosecution of insider trading cases. Criminal prosecution and the imposition of fines and/or imprisonment is commonplace.

6.7    For all of these reasons, both you and the Company have a significant interest in ensuring that insider trading is scrupulously avoided.

6.8    Your failure to comply with this Policy at all times will be grounds for disciplinary action by the Company, up to and including dismissal for cause.

Exhibit 19.1

7.    DEFINITIONS

7.1    “Inside (or “non-public”) Information.”

7.1.1    Inside (or “non-public”) information is material information about the Company that has not been disclosed through wide dissemination to the public. Information generally becomes public when it has been disclosed by the Company or third parties to achieve broad, non-exclusionary distribution to the investing public through recognized channels of distribution, without favoring any person or group and public investors have had a reasonable period of time to absorb and react to the information. Generally, information which has not been available to the investing public for at least 48 business hours time during which the Nasdaq stock market is open for trading, after formal release is considered to be non-public. In other words, there is a presumption that the public needs 48 hours to receive and absorb such information in order for it be considered public. Recognized channels of distribution include press releases or other public statements, including any publicly disclosed filing with the SEC.

7.1.2    Inside or non-public information may include, among other things, strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments; projections or prospects; a change in control or a significant change in management; impending securities splits, securities dividends, or changes in dividends to be paid; a call of securities for redemption; and, most frequently, financial results. Furthermore, non-public information may be information available to a select group of analysts or brokers or institutional investors; undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally 48 hours).

7.2    “Material Information.”

7.2.1    Information is material if there is a likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell the Company’s securities. Any information that could reasonably be expected to affect the price of the Company’s securities is material for these purposes. In this regard, potential market reaction or sensitivity to the information is a key consideration. Moreover, although multiple pieces of information may not be material individually, if the aggregate effect of those pieces, when they become public, would alter the “total mix” of available information and result in a reevaluation of the Company’s securities, then such pieces of information are considered material. Material information can be positive or negative. While it is not possible to identify in advance all information that will be deemed to be material, some examples of potentially material information include the following:

Exhibit 19.1

▪Financial results, including earnings information and quarterly results;
▪Known but unannounced future earnings or losses;
▪Guidance on earnings estimates;
▪Execution or termination of a significant financing arrangement;
▪Information relating to a pending or proposed merger or other acquisition, disposition, or joint venture;
▪Information relating to the disposition or acquisition of significant assets;
▪Changes in financial liquidity;
▪Events regarding the Company’s securities, including defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividend policy, and changes to rights of securityholders;
▪New equity or debt offerings (public or private);
▪Significant increases or decreases in the amount of outstanding securities or indebtedness;
▪Significant developments (whether positive or negative) in material pending litigation;
▪Significant litigation exposure because of actual or threatened litigation;
▪Changes in auditors or a determination that the Company’s financial statement can no longer be relied upon;
▪Changes in senior management;
▪Significant changes in compensation policy and the granting of options or payment of other compensation to Directors or Company officers;
▪Significant non-routine transactions with Directors, Company officers, or principal security holders; and
▪Bankruptcies, receiverships, or reorganizations.
▪Any other occurrence such as securing a major new, or losing a major, source of business by the Company or any of its subsidiaries.

7.2.2    It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with the Company’s Chief Financial Officer or legal department.

8.    REFERENCE

See also:

INVESTOR-001A Pre-Clearance Form for Rule 10b5-1 Trading Plans – Restricted Employees and Section 16 Officers other than Outside Directors

INVESTOR-001B Pre-Clearance Form for Rule 10b5-1 Trading Plans – Outside Directors

Exhibit 19.1

9.    CERTIFICATION

9.1    Please sign, date, and return the attached Certification stating that you received the Company’s Policy on Inside Information and Insider Trading regarding insider trading and the preservation of the confidentiality of material non-public information and related procedures, and that you agree to comply with it. The Company will deem you to be bound by this Policy whether or not you sign the Certification.

Exhibit 19.1

CERTIFICATION
I hereby certify as follows:

a. I have read and understand this Policy on Inside Information and Insider Trading and related procedures, a copy of which was distributed with this Certificate;
b. I have complied with the foregoing policy and procedures;
c. I will continue to comply with this policy and procedures set forth in this Policy;
d. I will either (i) effect an Immediate Trade during an open window or (ii) request prior clearance of all Rule 10b5-1 Trading Plans for all proposed sales or acquisitions of securities of the Company except for an Immediate Trade; and
e. I will report all transactions in securities of the Company in writing to the Company’s Chief Financial Officer or legal department.

Signature:

Name:
(Please print)

Department or Title:

Employee #:

Date:

NOTE: Certifications “d” and “e” above relate only to Directors, Section 16 officers, and restricted employees. They do not relate to non-restricted employees.

Exhibit 19.1

Frequently Asked Questions on Insider Trading

Transactions Subject to this Policy

Does this policy apply only to trades in the Company’s common stock?

No. This policy also applies to any “equity equivalent” for the Company’s common stock. You may not engage in derivatives trading or hedging involving the Company’s securities, which includes traded options (puts or calls) and any other security whose market value is tied to the value of the Company’s common stock. In addition, this policy applies to the securities of the Company’s customers, suppliers, and possible acquisition targets.

Does this policy apply to the exercise of employee stock options?

The exercise of employee stock options is exempt from the policy, because the exercise price of an option is fixed at the time of grant and does not fluctuate with the market. As a result, you may always adopt an “exercise and hold” strategy. However, the sale of the underlying stock is subject to the policy. Thus, the sale of Company stock to pay the exercise price and satisfy the minimum tax withholding requirements upon the exercise of an option through a Broker-Assisted Cashless Exercise of an option is also subject to the policy. Directors and Company executive officers may be subject to further requirements with respect to the “cashless exercise” of options.

Can I trade in options or other derivative securities involving the Company’s securities?

No. The policy prohibits trading in options or other derivative securities involving the Company’s securities. The options we are referring to are “put” and “call” options, whether or not market-traded, and any similar instruments, and not the employee stock options granted to you by the Company.

Does this policy apply to open-end mutual funds?

No. The policy does not apply to trading in open-end mutual funds.

Tipping

What is tipping?

Tipping refers to the transmission of material non-public information from an insider to another person. Sometimes this involves a deliberate conspiracy in which the tipper passes on information in exchange for a portion of the “tippee’s” illegal trading profits. Even if there is no expectation of profit, however, a tipper can have liability if he or she has reason to know that the information may be misused. Tipping inside information to another person is like putting your life in that person’s hands. The safest choice is: Don’t.

Exhibit 19.1

Materiality

I know all sorts of things about the Company. How do I know what’s “material?”

The Supreme Court says that information is material if a reasonable investor would consider it important in deciding whether to buy or sell a security. At the Company, we have determined that our quarterly earnings information is generally material. Other information — acquisitions, financing transactions, etc. — is evaluated by management on a case-by-case basis. Examples of potentially material information are listed in Section 5.2.1 of this Policy. [Note: The Company traditionally has not considered new product or customer information as material.]
If you are at all unsure about whether you have material non-public information, the safe approach is to discuss it with the Company’s Chief Financial Officer or legal department.

Other Considerations

The policy prohibits trading in the securities of the Company’s customers, suppliers, potential acquisition targets, and other companies while in possession of material non-public information about the Company or such other company. Will I be asked to sell shares I hold in these companies?

No. This is a trading restriction, not an ownership restriction. The policy only prohibits trading in the securities of the Company’s customers, suppliers, potential acquisition targets, and competitors while in possession of material non-public information about such other company. If you are privy to information and such information is not public knowledge, you should not trade in the securities of the other company until 48 business hours after the information has been announced.

You will not be required to sell securities of a corporation that you hold at any time simply because the Company establishes a relationship or otherwise commences negotiations with that company.

My spouse is employed by a publicly traded corporation, and we own stock in my spouse’s employer. Does the policy prohibit us from trading in stock of my spouse’s employer?

The policy would not prohibit you or your spouse from trading in securities of your spouse’s employer, unless the Company is at that time engaged in negotiations with your spouse’s employer to which you or your spouse are privy. However, you should carefully review the policy of your spouse’s employer to be sure that you are complying with both policies in all of your trades. Furthermore, you should never trade in the securities of any company while in possession of material non-public information about such company.

Exhibit 19.1

Enforcement Practices

I only own a few hundred shares. The SEC doesn’t go after small fish like me, right?

Wrong. The SEC has prosecuted numerous cases involving relatively small amounts of money.

If I pass information to others but don’t trade myself, no one will be able to figure it out, right?

Wrong again. The SEC has sophisticated and ingenious methods for identifying unusual trading patterns and tracing them to their source. They have the ability to subpoena telephone records, bank and brokerage statements, personal files, electronic mail files, and anything else that may help them to make a case. Whether it’s your second cousin in New Jersey or your college roommate’s stepfather, the SEC has the resources to establish the connection to you.

Further Information

Who should I contact if I have questions regarding the policy?

The Company’s Chief Financial Officer or legal department.

Where do I go for the most current version of the policy?

The Company’s Chief Financial Officer or legal department.

Exhibit 19.1

EXHIBIT A

The term “restricted employees” is defined to include the following:

For CaliberCos Inc.

•officers who are not Section 16 officers,
•personnel who are director-level or above,
•sales managers,
•financial and accounting personnel,
•legal personnel,
•executive assistants to any of the foregoing, and
•any other personnel who have access to a material amount of the Company’s consolidated financial information, or other material information about the Company, as determined by the Company’s CFO or legal department.

For subsidiaries

•subsidiary officers,
•any member of the subsidiary’s “executive team” as determined by the President of the Division that includes the subsidiary, and communicated to the Company’s CFO or legal department,
•executive assistants to any of the foregoing, and
•any other subsidiary personnel who have access to (i) a material amount of the Company’s consolidated financial information, or (ii) other material information about the Company, each as determined by the Company’s CFO or legal department.

Exhibit 19.1

ANNEX A
MEMORANDUM

TO: Directors, Section 16 Officers, and “Restricted Employees” Subject to the Policy on Inside Information and Insider Trading (the “Insider Trading Policy”) of CaliberCos Inc. and its Subsidiaries (collectively, the “Company”)

Re: SEC Rule 10b5-1 Trading Arrangements

SEC Rule 10b5-1 protects Directors, Section 16 officers, and employees from insider trading liability under Rule 10b-5 for transactions under a previously established contract, plan, or instruction. The rule presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the sometimes arbitrary restrictions imposed by windows and blackout periods—even when there is undisclosed material information. Such 10b5-1 arrangements may include blind trusts, other trusts, pre-scheduled stock option exercises and sales, pre-arranged trading instructions, and other brokerage and third-party arrangements. A well-conceived program might also help reduce negative publicity that can result when key executives or Directors sell. But there can be pitfalls.

Potential Pitfalls

First, the arrangement must satisfy the requirements of Rule 10b5-1. The plan must be documented, bona fide, and previously established (at a time when the insider did not possess inside information) and must specify the price, amount, and date of trades or provide a formula or mechanism to be followed.

Secondly, Rule 10b5-1 only provides an “affirmative defense” (which must be proven) in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit. And, it does not prevent the media from writing about the sales.

The Insider Trading Policy permits transactions that comply with Rule 10b5-1. The Company does not want to impede your ability to engage in purchases or sales of Company stock (e.g., for financial and estate planning purposes). However, in order to reduce the risk of litigation and bad press, and to preserve the hard-earned good name of our Company and our people, we have adopted procedural requirements that are essentially an extension of the Company’s current pre-clearance procedure for transactions in Company stock:

Except in the case of an Immediate Trade for which pre-clearance is never required but for which notice must be given to the Chief Financial Officer on the day of the transaction the Company must pre-approve any plan, arrangement, or trading instructions involving potential sales (or purchases) or stock or option exercises and sales (including, but not limited to, blind trusts, discretionary accounts with banks or brokers, and limit orders under a Rule 10b5-1 Trading Plan). You must still adhere to this prior approval procedure even when, for example, you are assured that a major law firm has blessed the trading arrangement that a brokerage firm or bank may be suggesting. (Note that the actual transactions effected pursuant to a pre-approved plan will not be subject to the Company’s blackout periods—except for Directors and Section 16 officers during the two-week period prior to an earnings announcement by the Company and continuing until 48 business hours thereafter week—or pre-clearance procedures for transactions in Company stock.)

Exhibit 19.1

We will want to:

1. Review the Proposed Arrangement. We must satisfy ourselves that the arrangement will not place the Company’s good name or yours in jeopardy.

2. Add Additional Safeguards. To reduce exposure, we will need to make sure, for example, that at the time you enter into an arrangement (or at any time that you wish to amend or modify a prior instruction or plan), there is no material information about the Company that has not been publicly disclosed. If there is undisclosed material information (even if you aren’t aware of it), you would need to wait until that information has been disclosed. In addition, no trade can be made pursuant to a Rule 10b5-1 trading plan by or on behalf of any Section 16 officer or employee from (a) the date the Rule 10b5-1 trading plan (or any amendment or modification thereof) is cleared by the Company’s Chief Financial Officer or legal department (or the Company’s Chief Executive Officer for the Chief Financial Officer or legal department’s own Rule 10b5-1 trading plan) if such trading plan (or any amendment or modification thereof) is cleared by the Company’s Chief Financial Officer, Chief Executive Officer, or legal department, as applicable, on a date that is during an open window; or (b) the first day of the next open window if the Rule 10b5-1 trading plan (or any amendment or modification thereof) is signed by the Company’s Chief Financial Officer, Chief Executive Officer, or legal department, as applicable, on a date that is not during an open window. A Director or a Section 16 officer may not trade, even in accordance with a previously approved Rule 10b5-1 trading plan, commencing on the first day of the two-week period prior to an earnings announcement by the Company and continuing until 48 business hours thereafter. In general, the plans should also be established only during the Company’s released trading window periods (the period beginning 48 business hours after the public release of the Company’s earnings and ending on the last business day of the month before the end of each quarter).

3. Consider a Public Announcement. We will consider in each case whether public announcement of a trading plan should be made (via press release, the Company’s website, or otherwise). In addition, when applicable, a statement should be included in your Forms 4 and 144 indicating that sales are pursuant to a pre-existing plan.

4. Establish Section 16, Rule 144, etc., Procedures with Parties. Also, we will need to establish a procedure with whoever is handling your transactions to ensure the following:

a. Prompt filings of SEC Form 4 after transactions take place. Failure to file on time results in unwanted proxy statement disclosure of filing violations by the selling director or executive;

b. Compliance with SEC Rule 144 at the time of any sale; and

c. Cessation of any sales during the pendency of material transactions or any other period when a lock-up is imposed on insiders.

Exhibit 19.1

Some of the Opportunities

A pre-arranged trading program (in which your instructions are irrevocable), properly structured, can be a safer way to insulate Directors, Section 16 officers, and employees from potential insider trading liability.

An Ongoing Periodic Sale Program

With a trading plan, for example, it becomes clearer to the investing public (and potential plaintiffs) that your sales are simply part of a pre-established plan and are not being prompted by your knowledge of current developments within the Company, or your feelings about the Company’s prospects. Indeed, for some executives who may have been reluctant to sell any stock for fear of the message it might send to the market, Rule 10b5-1 may well present an opportunity to establish an acceptable diversification program. Pre-arranged sales over a period of time would also reduce any argument by a plaintiff’s attorney that there was incentive at a particular time for the Company to manipulate earnings or disclosures in connection with a Director, Section 16 officer, or employee’s sale.

Stock Option Exercises and Sales

A program could include instructions for periodic exercise/same-day sales of your stock options, which could be conditioned on a minimum stock price established in your instructions. For example, you could specify that sales be limited to the number of shares necessary to cover the option exercise price and taxes due.

Discretionary Accounts and Other Arrangements with Brokers

A true discretionary account (like a blind trust where the trustee has complete discretion) should satisfy Rule 10b5-1. Good-until-canceled orders, as well as limit orders, should also work (as long as the instruction is not changed at a time when there is undisclosed material, inside information). While discretionary accounts might work in theory, the Company would not be inclined to approve such an arrangement where the broker has a close relationship with the executive/client that could undermine the affirmative defense in the event of litigation.

Derivatives Trading, Hedging, Pledging, and Margining Transactions

The Company prohibits Directors, Section 16 officers, employees, and any family members who reside in your household from engaging in derivatives trading or hedging involving the Company’s securities or pledging or margining the Company’s common stock. Those types of transactions can send a poor message to the marketplace about your belief in, and commitment to, the Company’s future.

A Final Word

There will be ongoing interpretations of what can and cannot be done. Needless to say, some brokers, investment bankers, and advisors may approach you suggesting a variety of arrangements. Please do not forget: the Company’s prior approval is essential. If you have any questions, please contact the Company’s Chief Financial Officer or legal department.